Exhibit 99.1

News Release

Investor Contact: Mark Bette (312) 444-2301 Mark.Bette@ntrs.com	Media Contact: Doug Holt (312) 557-1571 Doug.Holt@ntrs.com
http://www.northerntrust.com

Northern Trust Names Marcy Klevorn, Bobby Mehta to Board

CHICAGO, January 22, 2019 - Northern Trust Corporation (Nasdaq: NTRS) announced today that two new members have been elected to its board of directors: Marcy Klevorn, executive vice president and president, Mobility, at Ford Motor Company; and Siddharth “Bobby” Mehta, former president and chief executive officer of TransUnion.

“We are pleased to announce two significant additions to our board,” Northern Trust Chief Executive Officer Michael O’Grady said. “Marcy will contribute her expertise in the application of cutting-edge technologies, and Bobby brings a wealth of financial services experience. I am confident that both their perspectives will add to our continued success.”

Klevorn has served as executive vice president and president, Mobility, of Ford since June 2017. In this role, she oversees Ford Smart Mobility LLC, which was formed to accelerate the company's plans to design, build, grow and invest in emerging mobility services, as well as Ford Autonomous Vehicles LLC, which encompasses all aspects of its self-driving vehicle business operations, and Global Data, Insight and Analytics. Klevorn served as group vice president, Information Technology and chief information officer from 2015 to 2017 and as director, Office of the Chief Information Officer from 2013 to 2015. She has served in a variety of positions since joining Ford in 1983. Klevorn is also a director of Pivotal, a cloud-based software platform company headquartered in San Francisco.

Mehta led TransUnion, a global provider of credit and information management services, from 2007 through 2012. From 1998 to 2007, Mehta held a variety of senior positions at Household International, HSBC Finance Corporation and HSBC North America Holdings, including chief executive officer of HSBC North America Holdings, chief executive officer of HSBC Finance Corporation and group executive (Credit Cards) at Household International. Prior to that, he was a senior vice president at the Boston Consulting Group and co-head of the firm's North American Financial Services Practice. He is currently on the boards of The AllState Corporation, TransUnion, Entrust Datacard Corporation, Decision Resources Group, Piramal Enterprises Ltd. and Avant. Additionally he serves on non-profit boards including the Field Museum and the Chicago Public Education Fund.

About Northern Trust
Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 20 U.S. states and Washington, D.C., and across 23 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2018, Northern Trust had assets under custody/administration of US$10.8 trillion, and assets under management of US$1.1 trillion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.